EXHIBIT 10.27

INTERLINE BRANDS, INC.

EMPLOYMENT AGREEMENT

AGREEMENT entered into as of the 30th day of April, 2007 (the “Effective Date”) by and between INTERLINE BRANDS, INC., a New Jersey corporation (the “Company”), and Ken Sweder (“Executive”).

WHEREAS the Company desires to employ Executive as Chief Merchandising Officer and Executive is willing to serve the Company in such capacity for the period and upon such other terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

1.                                     Term of Employment.  Executive’s term of employment with the Company under this Agreement shall begin on April 30, 2007, and unless sooner terminated as hereafter provided, shall continue for one (1) year (the “Employment Term”); provided that the Employment Term shall automatically be extended for successive one-year periods; provided further that the Agreement may be terminable by either party upon sixty (60) days written notice of such party’s intention to terminate.

2.                                     Position.

(a)           Executive shall serve as Chief Merchandising Officer of the Company.  In such position, Executive shall have such duties and authority as are customarily associated with such position and agrees to perform such duties and functions as shall from time to time be assigned or delegated to Executive by the President of the Company or his designee.

(b)           During the Employment Term, Executive will devote substantially all of Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the President of the Company.

3.                                     Base Salary.  During the Employment Term, the Company shall pay Executive an annual base salary (the “Base Salary”) at the annual rate of $260,000, payable in regular installments in accordance with the Company’s usual payroll practices.  Such base salary may, at the sole discretion of the President of the Company, be upwardly adjusted.

4.                                     Bonus.  With respect to each calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award with a target of 50% percent of the Base Salary (the “Target Bonus”), based upon bonus plans to be

i

established and determined by the Board of Directors of the Company (the “Board”) from time to time. The actual amount of the annual bonus award may be more or less than the Target Bonus and will determined on the same basis as bonus payments made to other executives of the Company. For 2007, Executive’s annual bonus award will be prorated to reflect the portion of the calendar year for which Executive was employed by the Company.

5.                                     Employee Benefits And Perquisites.

(a)           Benefits.  During the Employment Term, Executive shall be eligible to participate in the Company’s employee benefit plans (including, without limitation, its health insurance and short term and long term disability insurance plans) on the same basis as those benefits are generally made available to other executives of the Company.  All of the benefits and perquisites described in this Section 5(a) shall hereafter be referred to collectively as the “Benefits.”

(b)           Car Allowance.  During the Employment Term, the Company shall pay Executive an amount of $1,000 per month as an automobile allowance.

6.                                     Relocation.

(a)           Relocation Expenses.  Executive shall be reimbursed for reasonable relocation expenses (the “Relocation Expenses”) incurred by Executive in connection with Executive’s relocation to Jacksonville, Florida, subject to such substantiation and documentation as the Company may reasonably require; provided however, that the Relocation Expenses shall not exceed a maximum amount of $110,000.

(b)           Relocation Payment.  Executive shall be entitled to receive a one-time relocation payment in an amount of $25,000 on the date that is the later of (i) thirty (30) days following Executive’s relocation to Jacksonville, Florida, or (ii) 120 days after the first day of the Employment Term.

7.                                     Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies on expense reimbursement, in effect from time to time.

8.                                     Performance-Based Restricted Share Units.  Executive shall receive on the first day of the Employment Term 8,577 Restricted Share Units (the “Award”), with a target awards equal to two-thirds of the Award, or 5,718 Restricted Share Units (the”Target Award”)

with respect to the Company’s Common Stock that will be subject to forfeiture provisions and such other terms and conditions as are set forth in the restricted share unit agreement (the “Performance Based Restricted Share Unit Agreement”) being entered into concurrently herewith by the Company and Executive, which agreement is attached hereto as Exhibit A.

9.                                     Time-Based Restricted Share Units.  Executive shall receive on the first day of the Employment Term 18,298 restricted share units with respect to the Company’s Common Stock that will be subject to forfeiture provisions and such other terms and conditions as are set forth in the restricted share unit agreement (the “Time-Based Restricted Share Unit Agreement”) being entered into concurrently herewith by the Company and Executive, which agreement is attached hereto as Exhibit B.

11.                               Stock Options  Executive shall receive on the first day of the Employment Term non-qualified stock options to purchase 30,000 shares of the Company’s Common Stock that will be subject to the terms and conditions as are set forth in the non-qualified stock option agreement (the “Stock Option Agreement”) being entered into concurrently herewith by the Company and Executive, which agreement is attached hereto as Exhibit C.

12.                               Termination.  Notwithstanding any other provision of this Agreement:

(a)           For Cause By the Company.  The Employment Term and Executive’s employment hereunder may be terminated by the Company for “Cause.”  For purposes of this Agreement, “Cause” shall mean (i) Executive’s gross neglect of, or willful and continued failure to substantially perform, Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a willful act by Executive against the interests of the Company or which causes or is intended to cause harm to the Company or its stockholders; (iii) Executive’s conviction, or plea of no contest or guilty, to a felony under the laws of the United States or any state thereof or of a lesser offense involving dishonesty, the theft of Company property or moral turpitude; or (iv) a material breach of the Agreement by Executive which is not cured by Executive within twenty (20) days (where the breach is curable) following written notice to Executive by the Company of the nature of the breach.  Upon termination of Executive’s employment for Cause pursuant to this Section 12(a), Executive shall be paid any accrued and unpaid Base Salary and Benefits through the date of termination and shall have no additional rights to any compensation or any other benefits under the Agreement or otherwise.

(b)           Disability or Death.  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death or if Executive is unable for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board (such incapacity is hereinafter referred to as “Disability”).  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (i) any accrued and unpaid Base Salary and Benefits and (ii) a bonus for the calendar year in which termination occurs, equal to the bonus which Executive would have been entitled to if he had remained employed by the Company at the end of such calendar year, multiplied by a fraction, the numerator of which is the number of days in such calendar year preceding the date of death or termination of employment and the denominator of which is 365 (a “Pro Rata Bonus”).  Upon termination of Executive’s employment due to Disability or death pursuant to this Section 12(b), Executive shall have no additional rights to any compensation or any other benefits under this Agreement.  All other benefits, if any, due Executive following Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

(c)           Without Cause By the Company.  The Employment Term and Executive’s employment hereunder may be terminated by the Company without “Cause.”  If Executive’s employment is terminated by the Company without “Cause” (other than by reason of Disability or death), Executive shall be entitled to receive (i) any accrued and unpaid Base Salary and Benefits, (ii) continuation of Executive’s Base Salary for a period of twelve (12) months from the date of termination (the “Severance Payment”), (iii) continuation of Executive’s health and dental insurance coverage on the same basis as those benefits are generally made available to other executives of the Company for a period of twelve (12) months from the date of termination and (iv) a Pro Rata Bonus.  Upon termination of Executive’s employment by the Company without Cause pursuant to this Section 12(c), Executive shall have no additional rights to any compensation or any other benefits under this Agreement.  All other benefits, if any, due Executive following Executive’s termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

(d)           Voluntary Termination By Executive.  Executive shall provide the Company thirty (30) days’ advance written notice in the event Executive terminates Executive’s employment, other than for Good Reason (as hereinafter defined); provided that the President may, in his sole discretion, terminate Executive’s employment with the Company prior to the expiration of the thirty-day notice period.  In such event and upon the expiration of such thirty-day period (or such shorter time as the President in his sole discretion may determine), Executive’s employment under this Agreement shall immediately and automatically terminate, and Executive shall be limited to receiving any Base Salary earned and unpaid as of Executive’s termination date.

(e)           Termination For Good Reason.  Executive may terminate Executive’s employment hereunder for “Good Reason” at any time during the Employment Term.  For purposes of the Agreement, “Good Reason” shall mean (i) a material breach of the terms of this Agreement by the Company, (ii) the Company requiring Executive to move Executive’s primary place of employment more than thirty-five (35) miles from the then current place of employment, if such move materially increases Executive’s commute, or (iii) a material diminution of Executive’s responsibilities, provided that any of the foregoing is not cured by the Company within twenty (20) days following receipt of written notice by Executive to the Company of the specific nature of the breach.  No termination for Good Reason shall be permitted unless the Company shall have first received written notice from Executive describing the basis of such termination for Good Reason.  A termination of Executive’s employment for Good Reason pursuant to this Section 12(e) shall be treated for purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 12(c) relating to the payment of compensation and benefits shall apply.

(f)            Benefits/Release.  In addition to any amounts which may be payable following a termination of employment pursuant to one of the paragraphs of this Section 12, Executive or Executive’s beneficiaries shall be entitled to receive any benefits that may be provided for under the terms of an employee benefit plan in which Executive is participating at the time of termination.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments, other than the payment of any accrued and unpaid Base Salary and Benefits, to which Executive is entitled under this Section 12 are conditioned upon and subject to Executive’s execution of a general waiver and release, in such form as may be prepared by the Company’s attorneys, of all claims and issues arising under the Employment Agreement, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

(g)           Except as provided in this Section 12, the Company shall have no further obligation or liability under this Agreement following a termination of employment by Executive.

(h)           Notice of Termination.  Any purported termination of employment by the Company or by Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 17(h) hereof.

13.                               Non-Competition.

(a)           Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates, the valuable confidential business information in such Executive’s possession and the customer goodwill associated with the ongoing business practice of the Company, and accordingly agrees as follows:

(i)            During the Employment Term and, for a period ending on the expiration of one year following the termination of Executive’s employment (the “Restricted Period”), Executive will not directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates that are engaged in a business similar to the business of the Company (the “Company Affiliates”) and customers or suppliers of the Company or the Company Affiliates.

(ii)           Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(iii)          During the Restricted Period, and for an additional one year after the end of the Restricted Period, Executive will not, directly or indirectly, (i) without the written consent of the Company, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (ii) without the written consent of the Company (which shall not be unreasonably withheld), hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee’s employment with the Company or the Company Affiliates.

(iv)          During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

(b)           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 13 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

14.                               Confidentiality.  Executive will not at any time (whether during or after Executive’s employment with the company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.  Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries.  Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

15.                               Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 13 or Section 14 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

16.                               Independence, Severability and Non-Exclusivity.  Each of the rights and remedies set forth in this Agreement shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the Company or its affiliates under the law or in equity.  If any of the provisions contained in this Agreement, including without limitation, the rights and remedies enumerated herein, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies, which shall be given full effect without regard to the invalid portions.

17.                               Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of law doctrine.

(b)           Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)           Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)           Assignment.  This Agreement shall not be assignable by Executive.  This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to the financial institution(s) providing the Company’s senior credit facility.  Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f)            No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of Executive from the other employment.

(g)           Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(h)           Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to Executive’s address on file with the Company; all notices to the Company shall be directed to the attention of the President or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(i)            Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)            Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe
Name: Michael J. Grebe
Title: Chairman and CEO

EXECUTIVE

/s/ Kenneth D. Sweder